EXHIBIT 5.01

[FORM OF LEGAL OPINION]

February 18, 2003

Concur Technologies, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission (the “Commission”) on or about February 18, 2003 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,695,288 shares of the Common Stock (the “Stock”) of Concur Technologies, Inc., a Delaware corporation (the “Company”), which shares of Stock were issued pursuant to the Agreement and Plan of Reorganization among the Company, Canoe Acquisition Corp. (“Canoe”), Captura Software, Inc. (“Captura”), and Fred Harman, as Representative (“Representative”), dated as of July 31, 2002, as amended by the Amendment to the Agreement and Plan of Reorganization dated as of December 16, 2002, by and among the Company, Captura, on behalf of itself and as successor in interest to Canoe, Representative, and certain former stockholders of Captura (the “Merger Agreement”), and will be sold by certain selling stockholders named in the Registration Statement (the “Selling Stockholders”).

In rendering this opinion, we have examined the following:

(1)	the Registration Statement, together with the Exhibits filed as a part thereof;

(2)	the Prospectus prepared in connection with the Registration Statement;

(3)	the Form 8-A for Registration of Certain Classes of Securities Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934 filed with the Commission on December 7, 1998 and the Form 8-A for Registration of Certain Classes of Securities Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934 filed with the Commission on April 23, 2001, each under File No. 000-25137;

(4)	a certified copy of the Company’s Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State on December 24, 1998 (the “Certificate of Incorporation”);

(5)	a copy of the Company’s Bylaws, as certified by the Company’s Secretary on January 10, 2003 (the “Bylaws”);

(6)	the minutes of meetings and actions by written consent of the stockholders and Board of Directors of the Company that are contained in your minute books;

(7)	a certificate from the Company’s transfer agent herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of February 5, 2003;

(8)	the Merger Agreement;

(9)	the Certificate of Merger of Canoe Acquisition Corp. with and into Captura Software, Inc., filed with and certified by the Delaware Secretary of State on July 31, 2002 (“Certificate of Merger”);

(10)	the Declaration of Registration Rights by the Company for the benefit of certain former stockholders of Captura Software, Inc., dated July 31, 2002 (the “Declaration of Registration Rights”);

(11)	a Certificate of Good Standing regarding the Company issued by the Delaware Secretary of State, dated February 13, 2003, indicating that the Company is in good standing and is qualified to do business as a domestic corporation in the State of Delaware, and listing all documents filed by the Company with the Secretary of State to date.

(12)	a Management Certificate addressed to us and dated as of February 17, 2003 executed by the Company and containing certain factual and other representations.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on the original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all natural persons executing the same, the lack of any undisclosed terminations, modifications, waivers or amendments to any documents reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof (except the due authorization, execution and delivery of the Merger Agreement and the Declaration of Registration Rights by the Company).

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from records included in the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America, the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions related thereto and the existing laws of the State of California.

Based upon the foregoing assumptions, understandings and qualifications, it is our opinion that the 4,695,288 shares of Stock that may be sold by the Selling Stockholders pursuant to the Registration Statement, have been validly issued and are fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Matthew P. Quilter
Matthew P. Quilter, a Partner